Exhibit 10.4

RIG RENTAL AGREEMENT

This RIG RENTAL AGREEMENT (hereinafter called the “CHARTER”) entered into between SEADRILL UK LTD. a company incorporated in United Kingdom an having its registered address at 13th Floor One America Square, 17 Crosswall, London, EC3N 2LB, United Kingdom (hereinafter referred to as “SUK”) and SEADRILL INTERNATIONAL LTD. a company incorporated in Hong Kong and having its registered office at 16-19th Floor, Prince’s Building, 10 Chater Road, Central Hong Kong and a branch office at 6th Floor, Sindhorn Tower 2, 130-132 Wireless Road, Lumpini, Pathumwan, Bangkok 10330, Thailand (hereinafter called “SIL”).

The effective date of this CHARTER shall be 10 December 2012

1.0	CHARTER

SUK hereby lets, and charters, and SIL hereby agrees to hire and charter, under the terms and conditions as set out in this CHARTER, the rig Seadrill T-16 as per APPENDIX I-A “as is” in its current condition (hereinafter called the “VESSEL”).

2.0	DELIVERY

SUK shall make available and SIL shall take delivery of the VESSEL on the date specified in APPENDIX I-B.

The VESSEL shall be delivered from SUK to SIL on an “as is, where is” basis and it is deemed that the VESSEL is suitable in all respect for the service intended. The date for the commencement of the Charter shall be the date stipulated as the Commencement Date of the contract as specified in APPENDIX I-C.

3.0	DURATION

The duration of the CHARTER for the VESSEL shall be from the Commencement Date as provided in Clause 2 above and shall be in effect as defined until terminated by either party with prior written notice of at least thirty (30) days or as provided for in Clause 11 (Termination) of this CHARTER or on the date stipulated as the completion date of the contract specified in APPENDIX I-D (“Charter Period”).

4.0	REDELIVERY

SIL shall, at the expiration of the charter period as per Clause 3 above, redeliver the VESSEL to SUK in the same good order, condition, working order and repair as on delivery, save only for reasonable wear and tear. The actual date of expiration shall be as provided in Clause 3 above.

5.0	DELIVERY / REDELIVERY SURVEY

An on-hire survey of the VESSEL’s hull, machinery and equipment may be made prior to the delivery date by an independent surveyor acceptable to both SUK and SIL. At the termination of the CHARTER, an off-hire condition survey of the VESSEL’s hull, machinery and equipment may be made by an independent surveyor acceptable to both SUK and SIL.

The cost of the on-hire and off-hire survey shall be borne by the party requesting the survey.

Seadrill T-16 Rig Rental Agreement.

Seadrill International Limited – Seadrill UK Ltd

6.0	TRADING LIMIT

The VESSEL shall work as a drilling vessel in relation to oil and gas exploration offshore Thailand and or any other areas to be mutually agreed by SUK and SIL in writing. SIL specifically undertakes that the VESSEL will not be used in violation of her existing document or register, or in violation of the existing classification or load line regulations applicable to the VESSEL, or in violation of any laws or regulations of any governmental entity having jurisdiction over the VESSEL. Classification certificates and surveys as required by applicable law and regulations shall be maintained by SIL.

The VESSEL shall not, without the prior written consent of SUK be brought into a war zone or into an operating area where threats of war or war like operations can put the VESSEL at extra risk, and SIL shall take out satisfactory insurance against such extra risk at SIL’s expense.

7.0	COMPENSATION AND RESPONSIBILITIES

7.1	CHARTER HIRE - PAYMENT

7.1.1	DAILY RATE

SIL shall pay SUK charter hire (bareboat rates) in the amount of United States Dollars per day or pro rata part thereof as per APPENDIX I-E from the delivery date and until the termination date. This rate covers the hire of the VESSEL on a bareboat basis. The parties may by mutual agreement in writing amend the charter hire (bareboat rates) periodically or otherwise when deemed necessary. The SIL will be responsible for arranging for crew, repairs and maintenance, insurance etc. and will bear the costs of all such running expenses.

7.1.2	SIL shall pay the charter hire monthly, thirty (30) days after the month in question. Any other amounts, which may be due under this CHARTER, shall be paid within thirty (30) days after receipt of invoice.

Each payment hereunder shall be in United States Dollars according to the applicable invoice instruction in the full invoice amount. Payments to be made by SIL shall be made in full without any deduction or withholding (whether in respect of set-off, counter claim, duties, taxes, charges or otherwise whatsoever) unless the SIL is prohibited by law from so doing. If this charter hire is subject to VAT, then SIL and SUK will separately agree to how the payment of VAT should be regulated between the parties.

Invoices which remain unpaid after the due date shall bear interest at three (3) months London Inter-Bank Offered Rates (LIBOR) rate plus two percent (2%) per annum. Without prejudice to SUK’s other rights hereunder, SUK has the right to withdraw the VESSEL from this CHARTER immediately without giving further notice in the event that payment(s) is or are overdue and outstanding for at least thirty (30) days.

Seadrill T-16 Rig Rental Agreement.

Seadrill International Limited – Seadrill UK Ltd

8.0	MAINTENANCE AND OPERATION

8.1	VESSEL MAINTENANCE, CLASSIFICATION AND REPAIRS

The VESSEL shall during the Charter Period be in the full possession and at the absolute disposal for all purposes of SIL and under its complete control in every respect. SUK shall maintain the VESSEL, her machinery, appurtenances, drilling and associated equipment and other equipment and spare parts in a good state of repair, in efficient operating condition and in accordance with good oil field maintenance practice and keep the VESSEL with unexpired classification certificates from a well reputed classification society and other required certificates currently in force and required by the laws of the nation of the VESSEL’s registry and of the nation(s) under which law(s) the VESSEL operates.

8.2	STRUCTURAL CHANGES

SIL shall not make any structural changes or alteration to the VESSEL unless prior written approval is received from the SUK, the VESSEL’s classification society and regulatory bodies under which the VESSEL is governed. SIL shall bear the cost of any expense incurred in the installation and removal of such equipment or structural changes and restoration.

SIL shall bear the expense of additional equipment whether SIL purchases, rents or leases such additional equipment for use on board the VESSEL.

9.0	OWNER INSPECTION

SUK shall have the right, at its expense at any time, to inspect or survey the VESSEL or appoint a duly authorised surveyor or representative to carry out such inspection to ascertain the condition of the VESSEL, and to require SIL to perform all maintenance and repairs consistent with good oil field practice.

SIL shall also permit SUK to inspect the VESSEL’s log books whenever requested and shall, whenever required by SUK, furnish SUK with full information regarding any casualties or other accidents or damage to the VESSEL.

10.0	VESSEL’S EQUIPMENT/ALTERATIONS

10.1	USE OF THE VESSEL

SIL shall have the use, free of additional cost during the Charter Period, of all furniture, furnishings, appurtenances, appliances and equipment furnished with the VESSEL.

10.2	EXISTING SPARE PARTS AND EQUIPMENT

SUK shall, prior to the commencement of the Charter Period, perform an inventory of all such spares and equipment which shall be used by the storekeepers for reconciliation purposes. At the end of the Charter Period, SIL shall return the VESSEL to SUK with spares and equipment in the same quantity as was recorded by SUK prior to the commencement of the Charter Period.

10.3	ADDITIONAL SPARE PARTS AND EQUIPMENT

SIL shall purchase for its own account additional spares and equipment that SIL uses during the Charter Period.

Seadrill T-16 Rig Rental Agreement.

Seadrill International Limited – Seadrill UK Ltd

11.0	TERMINATION

This CHARTER may be terminated upon the occurrence of any of the following circumstances:

11.1	BANKRUPTCY

SUK may terminate this CHARTER if SIL is dissolved or adjudged as bankrupt, has a petition in bankruptcy filed against it or makes a general assignment for the benefit of its creditors or a receiver is appointed for SIL. Termination under this Clause shall not relieve SIL of any of its obligations to pay charter hire or other amounts then due and shall be without prejudice to any claim SUK may otherwise have against SIL under this CHARTER.

11.2	LOSS OF THE VESSEL

In the event the VESSEL is lost, actually or constructively, or missing, hire is to cease from the date lost or, if the date of loss cannot be ascertained, full hire shall be paid up to the date when the last of the communications from the VESSEL was obtained.

11.3	CHARTERER’S DEFAULT

SUK has the right to withdraw the VESSEL from service under this CHARTER and terminate the Charter if SIL fails to make payments when due, fails to perform its requisite maintenance under Clauses 9, 10 and/or 11, or otherwise fails to perform any of its material obligations hereunder. Termination under this Clause shall not relieve SIL of any of its obligations to pay charter hire or other amounts then due and shall be without prejudice to any claim SUK may have against the SIL under this CHARTER.

11.4	Termination under this Clause 11 shall not prejudice any other rights which either party may have. In the event either party becomes informed of the occurrence of any such event described in this Clause 11, that party shall so notify the other party promptly, and in any event within three (3) business days after such information is received.

12.0	INSURANCE

SIL shall at its own cost and expense keep the VESSEL insured against damage and total loss (marine and war risks) at the full market value of the VESSEL plus 20%, which amount shall not be less than the amount stated in APPENDIX I-F.

SIL shall also take out and pay for Protection and Indemnity (P&I) insurance coverage and liability cover in accordance to good and prudent offshore industry standard terms and limits.

All policies shall be taken out to the benefit of and in the name of SUK with SIL named as co-insured. All policies shall be approved by SUK.

Seadrill T-16 Rig Rental Agreement.

Seadrill International Limited – Seadrill UK Ltd

13.0	ASSIGNMENT

The CHARTER shall be binding upon and shall inure to the benefit of the respective successors and assignees of SUK and SIL; provided, nevertheless, that SIL shall not have the right to assign, let or sublet the VESSEL hereunder, or any obligations or duties imposed on SIL hereunder, without SUK’s prior written consent; and unless expressly otherwise agreed, each party hereto shall remain liable for the performance of its respective obligations under this CHARTER.

14.0	TAXES AND LIENS

14.1	The parties recognise that the charter hire for the VESSEL is not subject to withholding tax under Thailand tax regulations. Should this charter hire at a later stage be subject to Thailand withholding tax, then the matter will be resolved mutually by the SUK and SIL. In this regard, all requisite documentation pertaining to such taxes shall be maintained by both parties in good order and made available to each other for the purposes of complying with each parties’ respective tax obligations.

14.2	SIL will not directly or indirectly create, incur, assume or suffer to exit any mortgage, security interest or pledge, lien, attachment, charge or encumbrance on or with respect to the VESSEL or any item of the VESSEL.

15.0	LAW AND JURISDICTION

This CHARTER shall be governed by and construed in accordance with the laws of England and Wales.

Any dispute arising out of or in connection with this CHARTER shall be referred to and finally resolved by arbitration in Singapore in accordance with the Arbitration Rules of the Singapore International Arbitration Centre for the time being in force, which rules are deemed to be incorporated by reference into this clause.

16.0	AMENDMENT

The parties may, by mutual agreement, amend the terms and conditions of the CHARTER and the Appendices.

In the case of amendment to the terms of this CHARTER and its Appendices, the remaining terms to this CHARTER which are unamended shall continue to be enforceable and binding against the parties.

17.0	NOTICES

Notices required to be given under this CHARTER shall be in writing to the following addresses:

OWNER:	SEADRILL UK LTD.
13th Floor One America Square,
17 Crosswall
London, EC3N 2LB
United Kingdom,

	Attention:	Graham Robjohns

	Tel:	(44) 20751 78600
	Fax:	(44) 20751 78601

Seadrill T-16 Rig Rental Agreement.

Seadrill International Limited – Seadrill UK Ltd

With copy to:	Seadrill Management (S) Pte Ltd
10 Hoe Chiang Road
#18-01 Keppel Towers
Singapore 089315

	Attention:	William Crombie, Director of Finance

Tel: (65) 6411 5000
Fax: (65) 6222 5592

CHARTERER:	SEADRILL INTERNATIONAL LTD
Thailand Branch
6th Floor, Sindhorn Tower 2,
130-132 Wireless Road,
Lumpini, Pathumwan,
Bangkok 10330
Thailand

	Attention:	General Manager

	Tel:	+66 2 263 3320
	Fax:	+66 2 263 3330

With copy to:	Seadrill Management (S) Pte Ltd
10 Hoe Chiang Road
#18-01 Keppel Towers
Singapore 089315

	Attention:	William Crombie, Director of Finance

Tel: (65) 6411 5000
Fax: (65) 6222 5592

Any notification under this CHARTER shall be well and sufficiently served on the party concerned when received by telex, cable or registered mail at the above address, or the latest address as has been notified to the other party in accordance with this clause.

18.0	THIRD PARTY RIGHTS

No person who is a party to this CHARTER shall have any rights to enforce any term of this CHARTER.

                    End of Articles

Seadrill T-16 Rig Rental Agreement.

Seadrill International Limited – Seadrill UK Ltd

IN WITNESS WHEREOF the parties have executed this CHARTER as of the 10th day of December 2012.

SIGNED by	)
Lee Geok Hiang	)
for and on behalf of	)	/s/ Lee Geok Hiang
	)	Lee Geok Hiang
SEADRILL INTERNATIONAL LTD.	)
)
)
In the presence of: Elizabeth Tham	)	/s/ Elizabeth Tham

SIGNED by	)
Graham Robjohns	)
for and on behalf of	)	/s/ Graham Robjohns
	)	Graham Robjohns
SEADRILL UK LTD.	)
)
)
In the presence of: Connor Woolfson	)	/s/ Connor Woolfson

Seadrill T-16 Rig Rental Agreement.

Seadrill International Limited – Seadrill UK Ltd

APPENDIX I

I - A	RIG NAME	SEADRILL T-16

I - B	DELIVERY DATE	TBA – Estimated 1st Qtr 2013

I - C	COMMENCEMENT DATE OF RIG RENTAL AGREEMENT	TBA	–	In accordance with commencement date stipulated in Contract No. 886138 within the window period of 1 October 2013 and 31 March 2014

I - D	CHARTERER’S DRILLING CONTRACT NAME & NUMBER	Contract Number 886138 Provision of Drilling Rig Equipment and Services

I - E	CHARTER HIRE RATE	USD 51,340 per day

I - F	INSURANCE	Hull & Machinery – TBA

Seadrill T-16 Rig Rental Agreement.

Seadrill International Limited – Seadrill UK Ltd